Exhibit 107

Calculation of Filing Fee Tables

Form S-8

ContextLogic Inc.

Security Type	Security Class Title	Fee Calculation Rule(3)		Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Class A Common Stock, par value $0.0001 per share	457	(h)	12,000,000	(2)	$2.34	(3)	$28,020,000	0.0000927	$2,598
Total Offering Amounts								$28,020,000		$2,598
Total Fee Offsets										—
Net Fee Due										$2,598

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Class A Common Stock that become issuable under the Registrant’s 2022 New Employee Equity Incentive Plan (the “Inducement Plan”), as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock.

(2)	Represents shares of Class A Common Stock reserved for issuance pursuant to awards that may be granted under the Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).
(3)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Class A Common Stock on January 27, 2022, as reported on the Nasdaq Global Select Market, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.